April 11, 2011

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

Re: ABC Acquisition Corp 1502

We are the former independent auditors for ABC Acquisition Corp 1502 (the “Company”). We have read the Company’s disclosure in the section “Changes in Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8-K dated April 11, 2011 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Very truly yours,

/s/ DNTW

Chartered Accountants, LLP
Licensed Public Accountants